                                                                      EXHIBIT 12

                      ARAMARK CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                 (In thousands)

                                                                           Fiscal Year Ended
                                            --------------------------------------------------------------------------------
                                            October 1,       October 2,       October 3,      September 27,    September 29,
                                               1999            1998              1997             1996             1995
                                            ----------       ----------       ----------      -------------    -------------
Income before income taxes
  and minority interest                      $239,413         $215,772         $215,847         $179,159          $167,577
Fixed charges, excluding
  capitalized interest                        188,184          169,997          163,404          160,740           152,991
Other, net                                     (3,845)          (2,063)             (67)            (371)            1,502
                                             --------         --------         --------         --------          --------

      Earnings, as adjusted                  $423,752         $383,706         $379,184         $339,528          $322,070
                                             ========         ========         ========         ========          ========


Interest expense                             $139,829         $122,681         $119,284         $117,856          $111,605
Capitalized interest                              412                3              223              414                79
Portion of operating lease
  rentals representative
  of interest factor                           48,355           47,316           44,120           42,884            41,386
                                            ---------         --------         --------         --------          --------

      Fixed charges                          $188,596         $170,000         $163,627         $161,154          $153,070
                                             ========         ========         ========         ========          ========
Ratio of earnings to
  fixed charges                                   2.2x             2.3x             2.3x             2.1x              2.1x
                                             ========         ========         ========         ========          ========

(A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).